As filed with the Securities and Exchange Commission on May 23, 2024.

Registration No. 333-271013

Registration No. 333-262096

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 Registration No. 333-271013

Form S-8 Registration No. 333-262096

UNDER

THE SECURITIES ACT OF 1933

BETTER THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	85-3472546
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

548 Market Street, #49404

San Francisco, CA 94104

(415) 887-2311

(Address, including zip code, of Principal Executive Offices)

Better Therapeutics, Inc. 2021 Stock Option and Incentive Plan

Better Therapeutics, Inc. 2021 Employee Stock Purchase Plan

Better Therapeutics, Inc. 2022 Inducement Plan

Better Therapeutics, Inc. 2020 Stock Option and Grant Plan

(Full title of the plans)

Craig R. Jalbert

548 Market Street, #49404

San Francisco, CA 94104

(415) 887-2311

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Sam Zucker, Esq.

Shoaib Ghias, Esq.

Goodwin Procter LLP

Three Embarcadero Center

San Francisco, CA 94111

(415) 733-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each a “Registration Statement,” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Better Therapeutics, Inc. (the “Registrant”):

•

Registration Statement No.  333-271013, filed with the SEC on March 31, 2023, pertaining to the registration of (i) 1,192,551 shares of the Registrant’s common stock under the Registrant’s 2021 Stock Option and Incentive Plan (the “2021 Plan”); (ii) 238,510 shares of common stock under the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”); and (iii) 600,000 shares of common stock under the Registrant’s 2022 Inducement Plan; and

•

Registration Statement No.  333-262096, filed with the SEC on January 11, 2022, pertaining to the registration of (i) 4,780,135 shares of common stock under the 2021 Plan; (ii) 516,027 shares of common stock under the 2021; and (iii) 850,015 shares of common stock reserved for issuance under the Registrant’s 2020 Stock Option and Grant Plan.

The Registrant is filing this Post-Effective Amendment to deregister any and all securities that remain unsold under the Registration Statements as of the date hereof. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. Note that the numbers of securities listed above do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on May 23, 2024.

BETTER THERAPEUTICS, INC.

By:	/s/ Craig Jalbert
Craig Jalbert, Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.